                                    EX-10.1

                                PURCHASE AGREEMENT

    AGREEMENT (the "Agreement") dated the 26th day of August 1994 by and among the Downmorr Water Corporation, a corporation existing under the laws of the State of New York, (hereinafter referred to as "Downmorr"), Glenn Downing and Gary Downing, (collectively referred to as "Downing" and/or "Sellers"), and the Puro Corporation of America, a New York Corporation, (referred to as "Puro" and/or "Purchaser").

                                 WITNESSETH

    WHEREAS, the Downings are the original and controlling Shareholders of Downmorr and hold a total of one hundred (100) shares of Common Stock, representing one hundred (100%) percent of all such voting and non voting, shares issue and outstanding, are desirous to sell selected assets of Downmorr to Puro and Puro is desirous to purchase said selected assets owned by Downmorr and assume selected liabilities of Downmorr.

    1.  PURCHASE PRICE:

    The purchase price to be paid the Sellers by the Purchasers for selected assets of Downmorr shall be determined and calculated as follows:

    (a) The Sellers shall be paid the average price per bottle of water received by Downmorr for each bottle of water sold Aug. 1, 93 thru July 31, 94 less one dollar and fifty cents

($1.50), per bottle (the cost to PURO) approximately 37,000 bottles. The average price shall be determined using the July 1994 actual invoices from Downmorr. Revenues from the Town of Babylon contract (rentals) shall be excluded for purposes of this section (A & B).

    (b) The Sellers shall be paid additionally the sum of $63,364.80 representing the annual water cooler rentals on the corporate books of Downmorr, subject to verification as of 9/1/94. A listing of said cooler rentals is attached hereto as Exhibit 1. Plus the additional sum of $16,162.

    (c) The Seller shall convey all operating assets of Downmorr, including customer lists, rental and supply agreements, files, records, telephone numbers, advertising and non compete agreements.

    (d) The Sellers may be paid an additional sum for certain other assets owned by Downmorr, such as trucks, forklifts, warehouse inventory and water coolers (excluding racks and Triple Springs' bottles in warehouse). The Sellers shall attach hereto, as Exhibit 2, a schedule of said items being turned over to Puro with a valuation for each item.

    Against the figures itemized on Exhibit 1 and 2, and the values calculated under sub paragraphs "a" "b" and "c" above, the Purchaser shall receive a credit of $45,209.16 representing the long term payables owed by Downmorr to Dependable Acceptance Co. ($16,013.33), to Charles Morrell Jr. ($15,762.20) and to the Bank of Smithtown ($13,433.63). Purchaser shall defend and indemnify sellers from any claims made and referrable to the payables noted herein.

    It is estimated by and between the parties to this agreement, that the total purchase price for the assets as determined by paragraphs 1(a), (b), and (c) will be approximately One Hundred Sixty-five Thousand ($165,000) Dollars.

    2. PAYMENT FOR ASSETS

       (a) The purchase money that may be due and owing for the purchase of the assets of Downmorr, as determined pursuant to paragraph 1, shall be paid to Downmorr Water Corporation, over forty eight (48) months in equal monthly payments, with interest payable at the prime rate at the time. There shall be no penalty for any prepayment on the part of the Purchaser. Said payments shall begin thirty (30) days after Glenn Downing terminates his Employment Agreement (which is being executed simultaneously with this Purchase Agreement). However if Puro terminates the Employment Agreement with Glenn Downing, then the balance of the payments for the purchase of the assets shall begin one year after date of termination unless Mr. Downing requests payment earlier. Said request must be in writing and made thirty (30) days before payment is to commence.

       (b) If Puro Corporation of America shall be in the process of preparing a Public Stock Offering and no money has been paid under this paragraph, the Seller shall have the option to convert such money in a purchase of said stock in the Public Offering, at the offering price less any underwriters commissions.

    3. REPRESENTATIONS OF THE PURCHASER:

       (a) The Purchaser shall assume the obligation for the monthly rent, for the balance of the lease, on the property wherein Downmorr has its facilities (Knickerbocker Ave., Bohemia New York). Said lease has a termination dated of 10/31/94 with a rental of $810 per month. Glenn Downing shall personally assume all responsibility for any pre-closing damage to the lease property. If the Purchaser shall be responsible to pay any pre-closing damage claim of the landlord, said monies so paid to the landlord shall be deducted from any money due and owing Glenn Downing pursuant to Paragraph 1 of the Agreement. Any security deposit returned by the landlord shall be paid to Glenn Downing.

       (b) Purchaser will assume and pay, from the execution of the Agreement, all monthly payments due and owing the Yellow Book and Pages for the advertisements of the Corporation (estimated to be $1,100 per month).

       (c) Purchaser shall attempt to return approximately Ten Thousand (10,000) water bottles held by Downmorr and Triple Springs, for the operation of its business. Any deposits received by the Purchaser, whether received in cash or credit shall apply one third (1/3) to Downmorr and two thirds (2/3) to the Purchaser.

    4. REPRESENTATIONS OF THE SELLERS:

       (a) The Sellers represent that all taxes, Federal, State and Local have been duly filed and paid. If for any reason a Tax audit is made of the Corporation, and a claim for past taxes is made to the Purchaser, any money paid pursuant to these claims shall be deducted from the money due and owing Downmorr in accordance with paragraph 1 of this agreement. The purchase price for this agreement shall be shown and indicated in Exhibit 3 attached hereto.

       (b) Sellers represent that there has been no broker or finder involved in or retained with respect to the transactions described herein.

       (c) The Sellers represent that there are no actions, suits or other proceedings pending before any court, tribunal, commission, agency or bureau against Downmorr, except as noted in Exhibit 4 attached hereto. Downmorr is not in default with respect to any order, injunction, writ or decree of any court, tribunal, commission, agency, office or bureau.

       (d) Seller further represents that it shall fully cooperate with the Purchaser to comply with the New York State Bulk Asset Sales Law. Any failure to cooperate by the Seller which results in a claim against the Purchaser, shall be offset against any money due and owing under this agreement.

    5. RESTRICTIVE COVENANT:

    This Agreement shall contain a covenant by the Sellers and all other persons heretofore active in the said Corporation or in any way interested therein with the Sellers, not to reestablish, reopen, be engaged in, nor in any manner whatsoever become interested, directly or indirectly, either as a employee, as an owner, as a partner, as a agent, or as stockholder, director or officer of a corporation, or otherwise, in any business, trade or occupation similar to the one operated by the corporation Downmorr, within the Counties of Suffolk and Nassau New York for a period of Five (5) years from the date of this agreement or the termination of the Consulting Agreement of Glenn Downing, which ever date is later. Glenn Downing upon becoming a employee of Puro, by executing his employment agreement, shall also execute a employee restrictive covenant agreement as attached hereto as
Exhibit 5.

    6. GOVERNING LAW:

    This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of Conflict of Law.

    7. ARBITRATION:

    Any Dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration in accordance with the rules of the American Arbitration Association. Judgment of any award determined by the arbitrators may be entered in any appropriate court having jurisdiction. In event that litigation is commenced to enforce any of the terms of this Agreement, the prevailing party in the litigation (whether by court or arbitration) shall be entitled to the costs thereof, including reasonable attorney's fees.

    8. CAPTIONS

    The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provisions thereof.

    This Agreement may not be changed orally. The terms, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns and shall survive after delivery of the bill of sale.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be made and executed the day and year first written above.

                                       Downmorr Water Corporation



                                       by /s/ Glenn Downing              Pres.
                                         --------------------------------


                                         /s/ Glenn Downing
                                       ----------------------------------
                                       Glenn Downing


                                         /s/ Gary Downing
                                       ----------------------------------
                                        Gary Downing


                                       Puro Corporation of America


                                       by /s/ Scott Levy                 Pres.
                                         --------------------------------

                                     EXHIBIT "1"
                                     -----------


                              DOWNMORR WATER CORPORATION
                              --------------------------

                                    COOLER RENTALS
                                    --------------

                                     EXHIBIT "2"
                                     -----------


                              DOWNMORR WATER CORPORATION
                              --------------------------

                               EQUIPMENT TRANSFERRED TO
                               ------------------------
                             PURO CORPORATION OF AMERICA
                             ---------------------------

                                      EXHIBIT # 2

1.  1987 International Delivery Truck (Diesel)             $ 7,000.00
    ID# 1HTLDTVN4HH471365
2.  Clark Forklift # 030B- 625-741-266                       2,000.00
3.  Coolers
    A.   3 Cold                                                225.00
    B.   1 Cook & Cold                                          85.00
    C.   3 Hot & Cold                                          300.00
    D.   1 Room Temp Dispenser                                  45.00
    E.   5 Cordley Refreshment Ctrs                            900.00
    F.   1 Table Top Cook & Cold                                95.00
    G.   1 Refrigerator                                        150.00
    H.   2 Springwell Dispensers                                47.90
    I.   2 Springwell Oak Stands                                49.90
4.  Cup Dispensers
    A.   19 ADJ15 4 oz Cone Disp                                77.52
    B.   3 ADJ20 7oz Disp                                       16.11
    C.   20 5 oz Disp                                           71.40
5.  Water Guards
    A.   22 EBCO Water Guards                                  237.60
    B.   1 Cordley WG                                           11.97
6.  Cups
    A.   6 Cases 42 RCP Cone                                   196.92
7.  4 Propane Gas Tanks @ $75 each                             300.00
8.  Cooler Parts
    A.   Cooler Tops
         1.  7 Oasis                                            33.30
         2.  4 Cordley                                          26.68
    B.   Side Panels
         1.  64 Oasis                                          221.56
         2.  44 Cordley                                        130.68
    C.   Receptors
         1.  5 Oasis                                             9.15
         2.  3 Cordley                                           9.63
    D.   Anti-Splash Trays
         1.  6 Oasis                                             5.68
         2.  6 Cordley                                           6.98
    E.   Baffles
         1.  12 Oasis H&C                                       11.73
         2.  1 Oasis Cold                                        0.91
         3.  5 Cordley H&C                                       8.37
         4.  4 Cordley Cold                                      3.57
    F.   Faucets
         1.  27 Oasis                                           62.04
         2.  1 Oasis Safety                                      3.51
         3.  12 Cordley                                         28.58
    G.   Faucet Recess Panel
         1.  1 Oasis Almond                                      5.48
                                       Total               $12,367.17

                                     EXHIBIT "3"
                                     -----------


                                AGREED PURCHASE PRICE
                                ----------------------
                              Approximately $215,000.00
                              -------------------------

                                     EXHIBIT "4"
                                     -----------


                                LAW SUITS AND ACTIONS
                                ---------------------
                                   PENDING AGAINST
                                   ---------------
                              DOWNMORR WATER CORPORATION
                              --------------------------

SUPREME COURT OF THE STATE OF NEW YORK                                 FILE COPY
COUNTY OF SUFFOLK
-------------------------------------------------x
PHILIP MONTANA and ANITA MONTANA,
                                                                      Index No.:
                   Plaintiffs,                                        10763/92

         -against-
                                                                     THIRD-PARTY
TRUX, INC.,                                                            SUMMONS
                                                                     -----------
                   Defendant.
--------------------------------------------------x
TRUX, INC.,

                   Third-Party Plaintiff,

         -against-

DOWNMORR WATER CORPORATION,

                   Third-Party Defendant.
--------------------------------------------------

TO:  THE ABOVE NAMED THIRD-PARTY DEFENDANT:

    YOU ARE HEREBY SUMMONED, to serve an Answer to this third-party Summons and Complaint upon the attorneys for the defendant/third-party plaintiff, QUIRK & BAKALOR, P.C., as well as upon the office of SIBEN & FERBER, P.C., attorneys for the plaintiffs, located at 1455 Veterans Memorial Highway, Hauppauge, New York 11788, within twenty (20) days after service thereof, exclusive of the date of service or within thirty (30) days after completion of service if service is made upon you by any method other than by personal delivery to you in the State of New York.

    In case of your failure to Answer the Complaint of the third-party plaintiff, judgment will be taken against you by default for the relief demanded in this third-party Complaint.

                                [Letterhead]


                                                                January 31, 1994


State Insurance Fund
199 Church Street
13th Floor
New York, New York 10007

Attention:  James Fiedler, Esq.

Re: Your Insured: Downmorr Water Corp.
    Date of Loss: October 12, 1990


Dear Mr. Fiedler:

    Enclosed please find copies of the Montana Summons and Complaint and Trux, Inc. Third-Party Summons and Complaint. Kindly provide Downmorr Water Corp. with a defense according to the terms of their policy at the time of the loss.

    I trust you will attend to this matter with all due haste.

    Should you require anything further, you may contact the undersigned.


                                            Very truly yours,


                                            /s/ Jerry Garguilo

                                            JERRY GARGUILO

JG/clb

Enclosures

cc: Downmorr Water Corp.

    Quirk & Bakalor, P.C.

                                     EXHIBIT "5"
                                     -----------


                             PURO CORPORATION OF AMERICA
                             ---------------------------

                            EMPLOYEES RESTRICTIVE COVENANT
                            ------------------------------

TO:  LSL HYDRO SYSTEMS, INC. and/or PURO CORPORATION OF
                           AMERICA ("Puro/Hydro")

I hereby acknowledge that in connection with my employment with Puro/Hydro I will from time to time have access to trade secrets vital to Puro/Hydro's business, including customer bills, letters, contract bids, prices, processes, techniques and other confidential information not generally known to the public or to Puro/Hydro's competitors, and I agree to protect and hold such information confidential during and after my employment with Puro/Hydro. In the event I leave Puro/Hydro, I shall immediately return to Puro/Hydro all records and documents relating to its business.

During the term of my employment I shall not directly or indirectly take any action inconsistent with my obligation of loyalty to Puro/Hydro as my employer.

For a period of one (1) year from the termination of my employment, I shall not directly or indirectly approach or otherwise deal with any of Puro/Hydro's customers or suppliers or in any way encourage them to do business with any competing service or company in the area served by Puro/Hydro. During this period, I shall not approach any of Puro/Hydro's employees to encourage them to leave Puro/Hydro or take any action inconsistent with Puro/Hydro's interests.

I recognize that the amount of damages to Puro/Hydro were I to violate this agreement would be difficult if not impossible to ascertain, and I agree that Puro/Hydro, in addition to its other rights, shall have the right to an injunction against such violation. I understand that my agreement hereto is in consideration of my continued employment by Puro/Hydro.


Signed:_____________________________Printed:_______________________

Witnessed:__________________________

Dated:______________________________